Exhibit 99.1

State Auto Financial Elects New Directors to Board at Annual Meeting

CONTACT:
Terrence Bowshier VP—Director of Investor Relations (614) 464-5078	Kyle Anderson Director of Media Relations (614) 917-5497

COLUMBUS, Ohio — May 04, 2007 — State Auto Financial Corporation today announced the results from its 2007 annual meeting of shareholders. Robert E. Baker and Thomas E. Markert, two new directors, and Alexander B. Trevor, an incumbent director, were elected to the available positions on the board of directors of State Auto Financial Corporation.

Baker, 60, has served as a senior marketing executive at several of the nation’s premier consumer products companies, including Con Agra Foods, Kraft Foods, and Procter & Gamble. He is currently president of Puroast Coffee Inc. of Woodland, Calif., a start-up specialty coffee company. Baker, a U.S. Air Force veteran, is a Smyrna, Ga., resident who holds an undergraduate degree from Tuskegee University and an MBA from Columbia University.

Markert, 49, was formerly global chief marketing and client service officer of ACNielsen, a leading marketing information company. In 18 years with ACNielsen, Markert has held the posts of group chief executive-Pacific, chief marketing officer-Asia-Pacific and president of ACNielsen-Canada. The New Canaan, Conn., resident is a graduate of St. Lawrence University, and authored You Can’t Win a Fight With Your Boss, published by HarperCollins in 2004, and its sequel, You Can’t Win a Fight With a Client, coming in August 2007.

“We’re fortunate to have two individuals of the caliber of Tom Markert and Bob Baker joining the State Auto organization,” said State Auto Chairman and CEO Bob Restrepo. “Their perspectives will be highly valued as we work to reinforce State Auto’s position as one of the premier super regional property and casualty insurance companies in the nation.”

Trevor, 62, a director of State Auto Financial since 2006, is the president of Nuvocom Incorporated, a provider of patent litigation support services.

Baker and Markert fill the Class I seats vacated by Paul W. Huesman, who retired from the board with the expiration of his term of office at the annual meeting, and John R. Lowther, who resigned from the board in November 2006 in connection with the announcement of his pending retirement. Baker, Markert and Trevor join Robert P. Restrepo Jr., David J. D’Antoni, David R. Meuse, S. Elaine Roberts, Richard K. Smith and Paul S. Williams, the other directors of State Auto Financial whose terms of office continued following the annual meeting.

In other business, shareholders approved an amendment to the company’s employee stock purchase plan, two new incentive compensation plans, and the ratification of Ernst & Young LLP as the company’s independent registered public accounting firm for 2007.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. The company markets its personal and business insurance products exclusively through independent insurance agencies in 29 states, and is proud to be a Trusted Choice® company partner. The company is one of just 3% of publicly listed companies to earn the Mergent Dividend Achiever Award for having increased its dividends for ten or more years in succession. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ-listed companies.